Exhibit 99.1

For Immediate Release

BSD Medical’s Premier Cancer Treatment System Can Now Treat Children’s Cancers

SALT LAKE CITY, July 31, 2008—BSD Medical Corporation (NASDAQ:BSDM) today announced that the company’s most advanced cancer treatment system, the BSD-2000/3D/MR, has been adapted to treat children with cancer, as well as adults.  To accommodate the treatment of children, BSD Medical has developed sophisticated treatment applicators that are specifically sized for small and medium-sized children, and that are capable of delivering pediatric cancer therapy during simultaneous magnetic resonance imaging (MRI) of the treatment in progress.  The BSD-2000/3D/MR was developed as a combined effort between BSD Medical Corp. and Siemens Medical Systems.  Initial targets for treatment of children’s cancers include germ cell tumors and soft tissue sarcomas.

BSD Medical is currently shipping a Sigma 40/MR pediatric applicator that has been purchased by Erlangen University Medical School in Germany.  This new applicator will upgrade the university’s BSD-2000/3D/MR system to allow for its use in treating children’s cancers as well as adult cancers.  The Sigma 40/MR was developed by BSD Medical and has the same patent protection as do all of BSD’s Sigma applicators.

The Erlangen University Medical School is a prestigious cancer treatment center that has a long-standing tradition of offering world-class cancer care in Germany, including the use of BSD Medical’s systems.  Erlangen University Hospital is at the forefront of international medical research and also plays an integral part in patient care in the Bavarian region of Germany.

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

###

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.